Exhibit 99.2

frequently asked questions

New York City REIT ANNOUNCES LISTING

New York City REIT, Inc. (“NYC” or the “Company”) announced on July 29, 2020 that it intends to list its common stock on the NYSE under the ticker symbol NYC on or about August 18, 2020 (the “Listing”) and that, in connection with the Listing, the Board anticipates reinstating a distribution to common stockholders as a quarterly dividend based on an annual amount equal to $0.40 per share. Prior to the commencement of trading, the Company also intends to effect a series of corporate actions that will affect your shares of the Company’s common stock. The net result of the corporate actions will be that 25% of your shares of common stock will be designated as Class A common stock and will begin trading upon the Listing, and 75% of your shares of common stock will be designated as Class B common stock. Approximately every 120 days after the Listing, a portion of the Class B shares will convert to Class A shares automatically and without any action required by the stockholder. All Class B shares are expected to convert into Class A shares within a year of the Listing. Prior to the Listing, the Company will also implement a 2.43 : 1 reverse stock split ( the “Reverse Split”) that will cause the total number of shares of the Company’s common stock to decrease 2.43 times compared to the total number of shares of stock outstanding currently. Giving effect to the Reverse Split, the Company’s most recently published estimated net asset value per share (“NAV”) as of June 30, 2019 would be adjusted from $20.26 to $49.23 to reflect the impact of the Reverse Split.1

An illustration of this process is provided below:

Frequently Asked Questions

Why is NYC listing at this time?

1)	We believe NYC’s portfolio is well-positioned, and the public markets provide growth opportunities that do not exist for non-traded REITs.

2)	The company’s real estate portfolio of eight high-quality assets, primarily located in Manhattan, is performing well and was 89% leased as of March 31, 2020.

3)	We believe that the current market disruption could result in accretive acquisition opportunities can you tell me more about the reverse split?

Upon the completion of the Reverse Split, stockholders will own approximately 41% of the number of shares they owned prior thereto, but given the corresponding decrease in the number of shares outstanding, the total value of shares in a stockholder’s account will not change.

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1 This split-adjusted NAV will appear in your customer account statement as the value of your shares prior to the Listing but you should be aware that NAV does not represent the price at which shares of common stock will trade on the NYSE after Listing or the value you could realize on your investment in the Company under other circumstances. Further, NAV was calculated as of a specific date over a year ago and has not been updated over time to reflect the effect of factors that could affect the value of your investment in the Company, including changes in the Company’s cash and other assets as well as debt and other liabilities since June 30, 2019. Please see the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2019 for a full description of the NAV calculation.

AT what price will NYC shares list?

The initial trading price will not be determined before the Listing. It is important to note that, because NYC will not offer new shares of stock at the time of the Listing, the stock price will only be determined by what price existing stockholders are willing to accept for their shares. The trading price of the Company’s common stock will be impacted by a number of factors, many of which are outside of the Company’s control, and may fluctuate significantly.

WILL THERE BE A CHANGE IN MANAGEMENT?

No. An affiliate of AR Global will continue to be NYC’s advisor. No changes to the executives, board, key personnel or service providers in connection with the Listing are contemplated.

Will CASH distributionS BE REINSTATED?

Yes, in connection with the Listing, the Board anticipates reinstating distributions to the Company’s stockholders as dividends based on an annual amount equal to $0.40 per share, payable quarterly in arrears to holders of record of the Class A and Class B common stock. The first dividend payable is anticipated to be in October 2020 in a partial quarterly amount covering the period between the Listing and September 30, 2020. The actual amount and timing of any dividend the Company ultimately pays cannot be assured and remain subject to Board authorization.

Can i sell all of shares I own after the listing?

Twenty-five percent of your shares will be available to be traded upon the Listing and the balance will become available to be traded in three equal installments, each separated by approximately 120 days. Full liquidity will be achieved within a year of the Listing.

WHAT DO I NEED TO DO in advance of the listing?

1)	Stockholders should register for access to their account through the Investor Center at www.computershare.com/nycr
2)	Advisors should confirm that they have access to the Computershare Advisor Portal (www.computershare.com/advisorportal) to assist clients with DRS requests. For assistance or questions regarding the Advisor Portal, please contact advisorportalsupport@computershare.com.
3)	Advisors or stockholders should confirm DRS instructions and necessary forms with your broker dealer or preferred brokerage (for more information on DRS, please see below)
4)	Submit any account maintenance or transfer requests as soon as possible.
5)	Most custodial accounts (including shares held in IRAs) are expected to automatically move to the custodian’s platform. This applies for accounts that name National Financial Services, Pershing, Charles Schwab and other, similar institutions in the account registration.

WHAT IS DRS?

1)	DRS is an acronym for the “Direct Registration System,” which is used to transfer shares of stock from a transfer agent to a participating broker dealer.
2)	DRS is an electronic transfer of shares from the transfer agent.
3)	All non-custodial accounts must be sent to brokerage accounts via DRS system.
4)	DRS takes three business days to complete.
5)	DRS is a “pull” process, NYC cannot “push” shares out to your brokerage account.

6)	Information needed to initiate a DRS request includes:
a.	A current statement showing the shares you own (Stockholders can access this in the Investor Center)
b.	NYC’s CUSIP 649439205
c.	Our Transfer Agent’s DTC Identifier: 7807
d.	Any other documents your broker may require. YOU MUST CONTACT YOUR FINANCIAL ADVISOR TO DETERMINE ANY BROKER REQUIREMENTS.
7)	Should stockholders wish to sell shares, the best approach is to first move shares held directly on our books to a brokerage account.
8)	Most custodial held accounts will automatically move shares to the custodian.

How do i sell my NYC shares after the listing?

Once the Listing is complete, stockholders who wish to sell shares may do so in one of two ways:

1)	For maximum flexibility, we suggest moving shares into a brokerage account with a firm of your choice.
2)	Alternately, our transfer agent can facilitate a trade for you. You may sell your shares through the transfer agent’s website www.computershare.com/nycr or by calling NYC’s investor relations line at 866-902-0063.

How will i see that class b Shares have converted to class a shares?

Once Class B shares convert to Class A shares, they can be moved into a brokerage account.

1)	You will receive a confirmation of the conversions from Computershare, NYC’s transfer agent. Subsequent statements will reflect Class A shares held as of the statement date.
2)	Stockholders can access their account information through the Investor Center and financial advisors may access information through the Advisor Portal. Please visit www.computershare.com/nycr or call NYC’s investor relations line at 866-902-0063 for more information.

What tax considerations should i be aware of? how will cost basis be determined and transmitted?

1)	The Listing, including the Reverse Split, should not be taxable to current stockholders (other than with respect to any payments for fractional shares). The Reverse Split will not have any effect on the aggregate tax basis of a stockholder’s shares but because, by reason of the Reverse Split, the investor will have fewer Class A shares than common shares, it will result in an increase in the stockholder’s per-share tax basis in the Class A shares received in the Reverse Split (as compared to the common shares surrendered). The holding period for a Class A share received in the Reverse Split will include the holding period of the common shares surrendered. In addition, the distribution of Class B shares should not be taxable to current stockholders. However, some of the stockholder’s basis in respect of each Class A share will be allocated to the Class B shares received as a distribution in respect of that Class A share. The holding period for a Class B share received as a distribution in respect of a Class A share will include the holding period for the related Class A share.

2)	Adjusted tax basis will be transmitted to brokerage accounts if and when shares are moved out of our transfer agent’s records.

3)	Stockholders should consult a qualified tax professional with any questions about the tax effects the Listing and the ownership and sale of Class A shares or Class B shares after the Listing.

What communication will i receive about the listing and the conversion of class B Shares into Class A?

NYC will communicate with all stockholders and financial advisors before, during and after the Listing. Many communications will come in the form of SEC filings, which are always available on the Company’s website, www.newyorkcityreit.com, as well as on the SEC’s website, www.sec.gov. Additionally, we will host a series of webinars for stockholders and financial advisors to answer your questions about the company and provide guidance on the mechanics of holding, moving and selling the publicly traded shares of NYC.

We anticipate that in August, the Company will file an 8-K with the SEC reporting and describing the initiation and implementation of the series of corporate actions that will result in the bifurcation of your shares into Class A and Class B common stock, as well as the Reverse Split. You will receive a new statement showing all of these share balances shortly after these corporate actions are completed, which we expect will occur in advance of the Listing. These statements will also be available to stockholders and financial advisors through the Investor Center and Advisor Portal, respectively, accessible at www.computershare.com/nycr.

what will happen to Fractional SHARES?

Fractional shares currently exist for many NYC stockholders. Additionally, the division of holdings into different classes could create fractional shares. The DRS system does not allow for fractional shares to be transmitted to brokerage accounts.

As a result, after the Reverse Split and creation of Class B common stock and in advance of the Listing, we will run a process to purchase any fractional Class A shares from you at the current NAV (adjusted for the Reverse Split) for cash.

In connection with each conversion of Class B common stock to Class A common stock, fractional shares will be redeemed based on the then-current trading price for NYC’s stock and a cash payment will be issued to you.